Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2011, relating to the financial statements and financial statement schedules of PNM Resources, Inc. and subsidiaries, and the effectiveness of PNM Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of PNM Resources, Inc. for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 17, 2011